Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 19, 2007 relating to the financial statements and financial highlights of The Community Reinvestment Act Qualified Investment Fund appearing in the 2007 Annual Report of The Community Reinvestment Act Qualified Investment Fund to its shareholders, which are incorporated by reference in the Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name, as experts as it appears under the caption “Financial Highlights” in the Prospectus and as it appears under the caption “Financial Statements" in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

New York, New York
September 28, 2007